Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 20, 2013 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting of Avago Technologies Limited, which appears in Avago Technologies Limited’s Annual Report on Form 10-K for the year ended November 3, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 21, 2014